Exhibit 10.43

PROMISSORY NOTE

$6,000,000.00	September 22, 2004

1.	COVENANT TO PAY.

1.1. Promise to Pay. FOR VALUE RECEIVED, PLAINS CAPITAL CORPORATION, a Texas corporation (herein called “Maker”, whether one or more), promises to pay to the order of BANK ONE, NA, a national banking association [herein, together with all subsequent holders of this Promissory Note (“Note”), called “Payee”], on or before the Maturity Date (as defined below), as hereinafter provided, the principal sum of SIX MILLION AND NO/100 DOLLARS ($6,000,000.00), or so much thereof as may actually be outstanding hereunder, together with interest on the unpaid principal balance from time to time outstanding at the rate herein specified and otherwise in strict accordance with the terms and provisions hereof.

2.	INTEREST RATE COMPUTATION.

2.1. Interest Rate. Except as otherwise provided herein, interest on the principal balance of this Note outstanding from time to time shall accrue at the lesser of (a) the Alternative Base Rate (as defined herein) or (b) the Maximum Lawful Rate (as defined herein). Notwithstanding anything to the contrary set forth herein, the Alternative Base Rate shall fluctuate automatically daily, up and down, without notice to Maker or any other person, as and in the amount by which the Prime Rate fluctuates, subject always to the limitation on interest set forth herein.

2.2. Default Rate. Upon the occurrence of an Event of Default hereunder or under any of the Loan Documents (as defined herein), at the option of the Payee, the principal balance of this Note then outstanding shall bear interest for the period beginning with the date of the occurrence of such Event of Default at the Default Rate (as defined herein).

2.3. Definitions. As used in this Note and the Loan Documents, the following terms shall have the respective meanings indicated below:

“Alternative Base Rate” shall mean, for any day, a rate per annum equal to the sum of (a) the Prime Rate, minus (b) three-quarters of one percent (0.75%). Any change in the Alternative Base Rate due to a change in the Prime Rate shall be effective without notice to Maker from and including the effective date of such change in the Prime Rate.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which national banking associations are authorized or required under applicable law to remain closed.

“Charges” shall have the meaning specified in Section 5.4 hereof.

“Default Rate” shall mean the interest rate, at Payee’s option, equal to the lesser of (i) the Alternative Base Rate plus three percent (3%), and (ii) the Maximum Lawful Rate.

“Event of Default” shall have the meaning specified in Section 4.1 hereof.

“Maturity Date” shall mean the date on which this Note matures, whether by acceleration, lapse of time or otherwise; provided, that such date shall be September 1, 2009, unless earlier accelerated as permitted herein, in the Loan Agreement or in any other Loan Document.

“Loan Agreement” shall mean that certain Loan Agreement, dated of even date herewith, by between Payee, as lender, and Maker, as borrower.

“Loan Documents” shall have the meaning specified in Section 5.1 hereof.

“Maximum Lawful Rate” shall have the meaning specified in Section 5.4 hereof.

“Prime Rate” shall mean the prime rate of interest as announced by Payee or its parent (which may not be the lowest, best or most favorable rate of interest which Payee may charge on loans to its customers).

2.4. Interest Limitation Recoupment. Notwithstanding anything in this Note to the contrary, if at any time (i) interest at the Alternative Base Rate, (ii) interest at the Default Rate, if applicable, and (iii) the Charges computed over the full term of this Note, exceed the Maximum Lawful Rate, then the rate of interest payable hereunder, together with all Charges, shall be limited to the Maximum Lawful Rate; provided, however, that any subsequent reduction in the Alternative Base Rate shall not cause a reduction of the rate of interest payable hereunder below the Maximum Lawful Rate until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest which would have accrued at the Alternative Base Rate if such interest rate had at all times been in effect.

2.5. Computation Period. Interest on the indebtedness evidenced by this Note shall be computed on the basis of a 360-day year and shall accrue on the actual number of days any principal balance hereof is outstanding.

3.	PAYMENTS.

3.1. Payment Schedule. Interest, calculated on a daily basis, shall be payable semi-annually in arrears on the first day of each February and August, commencing on February 1, 2005, and continuing on the first day of each successive February and August thereafter until the Maturity Date, at which time all accrued and unpaid interest hereon shall be due and payable in full. In addition to but not in lieu of each such interest installment, on the first day of each February, commencing on February 1, 2005, a principal payment of $500,000.00 shall be due and payable. The aggregate outstanding principal balance under the Note plus all accrued but unpaid interest thereon shall be due and payable in full on the Maturity Date.

3.2. Application. All payments on this Note shall, prior to an Event of Default, be applied in the following order: (i) the payment of accrued but unpaid interest hereon, (ii) the payment or reimbursement of any expenses, costs or obligations (other than the principal hereof and interest hereon) for which Maker shall be obligated or Payee entitled pursuant to the provisions hereof or of the other Loan Documents, and (iii) the payment of all or any portion of the principal balance then outstanding hereunder, in either the direct, or inverse, order of maturity. After an Event of Default, all payments on the Note shall, at the sole option of Payee, be applied from time to time and in any order, to the foregoing items.

3.3. Place. All payments hereunder shall be made to Payee at BANK ONE, NA, 420 Throckmorton Street, Suite 400, Fort Worth, Texas 76102, or as Payee may from time to time designate in writing to Maker.

3.4. Business Days. If any payment of principal or interest on this Note shall become due and payable on a Saturday, Sunday or any other day on which Payee is not open for normal business, such payment shall be made on the next succeeding business day of Payee. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment.

3.5. Legal Tender. All amounts payable hereunder are payable in lawful money or legal tender of the United States of America.

3.6. Prepayments. Maker shall have the right at any time to prepay the Loan in part or in whole without penalty.

3.7. Late Charge. In addition to the payments otherwise specified herein, subject to the provisions of Section 5.4 hereof, if Maker fails, refuses or neglects to pay, in full, any installment or portion of the indebtedness evidenced hereby, within ten (10) days after same shall be due and payable, then Maker shall be obligated to pay to Payee a late charge equal to the greater of Fifty and No/100 Dollars ($50.00) or five percent (5%) of the amount of such delinquent payment to compensate Payee for Maker’s default and the additional costs and administrative efforts required by reason of such default; provided, however, Payee will apply any late charge fee collected from Maker to the amount of interest charged at the Default Rate which covers the period for which such late charge was collected.

4.	DEFAULT AND REMEDIES.

4.1. Default. An “Event of Default” shall occur hereunder if (i) Maker shall fail, refuse or neglect to pay, in full, any installment or portion of the indebtedness evidenced hereby, within ten (10) days after the same shall become due and payable, whether at the due date thereof as stipulated herein, or upon acceleration (but without any grace period), or (ii) an Event of Default (as defined and used in any of the other Loan Documents) shall occur under any of the other Loan Documents.

4.2. Remedies. If an Event of Default shall occur under this Note or any of the Loan Documents (as herein defined), then Payee may, at its option, without notice or demand, declare the unpaid principal balance of, and the accrued but unpaid interest on, this Note immediately due and payable, foreclose all liens and security interests securing payment hereof, pursue any and all other rights, remedies and recourses available to Payee or pursue any combination of the foregoing. All remedies hereunder, under the Loan Documents and at law or in equity shall be cumulative.

4.3. Waiver. Except as specifically provided in the Loan Documents, Maker and any endorsers or guarantors hereof severally waive presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest and notice of protest and nonpayment, bringing of suit and diligence in taking any action to collect any sums owing hereunder or in proceeding against any of the rights and collateral securing payment hereof. Maker and any endorsers or guarantors hereof agree (i) that the time for any payments hereunder may be extended from time to time without notice and consent, (ii) to the acceptance of further collateral, and/or (iii) the release of any existing collateral for the payment of this Note, all without in any manner affecting their liability under or with respect to this Note. No extension of time for the payment of this Note or any installment hereof shall affect the liability of Maker under this Note or any endorser or guarantor hereof even though the Maker or such endorser or guarantor is not a party to such agreement.

4.4. No Waiver. Failure of Payee to exercise any of the options granted herein to Payee upon the happening of one or more of the events giving rise to such options shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other event. The acceptance by Payee of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the options granted herein to Payee at that time or at any subsequent time or nullify any prior exercise of any such option without the express written acknowledgment of the Payee.

4.5. Collection Costs. Maker agrees to pay all reasonable costs of collection hereof when incurred, including reasonable attorneys’ fees, whether or not any legal action shall be instituted to enforce this Note.

5.	MISCELLANEOUS.

5.1. Loan Documents. This Note is issued pursuant to the Loan Agreement, and is the note defined therein as the “Note”. This Note is secured, inter alia, by a Pledge and Security Agreement (the “Security Agreement”) of even date herewith executed by Maker in favor of Payee covering certain collateral, as more particularly described therein (this Note, the Loan Agreement and Security Agreement, and all the other documents evidencing, securing or pertaining to the transaction in which the indebtedness evidenced hereby was incurred are, collectively, referred to as the “Loan Documents”).

5.2. Notices. All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth below or to such different address as the addressee shall have designated by written notice sent pursuant to the terms hereof and shall be deemed to have been received either, in the case of personal delivery, at the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address. For purposes of such notices, the addresses of the parties shall be as follows:

Payee:	If intended for Payee and to be delivered in person, to:

BANK ONE, NA
420 Throckmorton Street, Suite 400
Fort Worth, Texas 76102
Attn.: James W. Aldridge

If intended for Payee and to be delivered by mail, to:

BANK ONE, NA
Mail Code TX1-1275
P.O. Box 2050
Fort Worth, Texas 76113-2050
Attn: James W. Aldridge

Maker:	PLAINS CAPITAL CORPORATION
2911 Turtle Creek Boulevard, Suite 700
Dallas, Texas 75219
Attn: Jeff Isom

5.3. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS NOTE IS PERFORMABLE IN TARRANT COUNTY, TEXAS. Any action or proceeding under or in connection with this Note against Maker or any other party ever liable for payment of any sums of money payable on this Note may be brought in any state court located in Fort Worth, Tarrant County, Texas, or any federal court in Tarrant County, Texas. Maker and each such other party hereby irrevocably (i) submits to the nonexclusive jurisdiction of such courts, and (ii) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum.

5.4. Interest Limitation. It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply with the applicable Texas law governing the maximum rate or amount of interest payable on this Note or the indebtedness (“Indebtedness”) evidenced hereby or evidenced or secured by the other Loan Documents (or applicable United States Federal law to the extent that it permits Payee to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the Indebtedness, or Payee’s exercise of the option to accelerate the maturity of this Note, or any prepayment by Maker results in Maker having paid or Payee having received any interest in excess of that permitted by applicable law, then it is Maker’s and Payee’s express intent that all excess amounts theretofore collected by Payee be credited on the principal balance of this Note and all other Indebtedness (or, if this Note and all other Indebtedness have been or would thereby be paid in full, refunded to Maker), and the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if this Note has been paid in full before the end of the stated term of this Note, then Maker and Payee agree that Payee shall, with reasonable promptness after Payee discovers or is advised by Maker that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to Maker or credit such excess interest against any other Indebtedness then owing by Maker to Payee. Maker hereby agrees that as a condition precedent to any claim seeking usury penalties against Payee, that Maker will provide written notice to Payee, advising Payee in reasonable detail of the nature and amount of the violation, and Payee shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Maker or crediting such excess interest against any other indebtedness then owing by Maker to Payee. All sums contracted for, charged or received by Payee for the use, forbearance or detention of the Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to the Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration. As used herein, the term “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Payee in accordance with the applicable laws of the State of Texas (or applicable United States Federal law to the extent that it permits Payee to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges (as herein defined) made in connection with the transaction evidenced by this Note and the other Loan Documents. As used herein, the term “Charges” shall mean all fees and charges, if any, contracted for, charged, received, taken or reserved by Payee in connection with the transactions relating to this Note and the other Loan Documents or the Indebtedness, which are treated as interest under applicable law. To the extent that Payee is relying on the Texas Finance Code to determine the Maximum Lawful Rate payable on the Indebtedness, Payee will utilize the “weekly ceiling” specified in Chapter 303 as the applicable ceiling, after taking into consideration all sums paid or agreed to be paid to Payee outside the provisions of this Note for the use, forbearance or detention of the Indebtedness. To the extent United States federal law permits Payee to contract for, charge or receive a greater amount of interest, Payee will rely on United States federal law instead of the Texas Finance Code, for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereinafter in effect, Payee may, at its option and from time to time, implement any other method of computing the Maximum Lawful Rate under the Texas Finance Code as supplemented by the Texas Credit Code, as amended, or under other applicable law by giving notice, if required, to Maker as provided by applicable law now or hereafter in effect. Maker and Payee hereby agree that any and all suits alleging the contracting for, charging or receiving of usurious interest shall lie in Tarrant County, Texas, and each irrevocably waive the right to venue in any other county.

5.5. Captions. The article and section headings used in this Note are for convenience of reference only and shall not affect, alter or define the meaning or interpretation of the text of any article or section contained in this Note.

5.6. Joint and Several Liability. If this Note is executed by more than one party, each such party shall be jointly and severally liable for the obligations of Maker under this Note. If Maker is a partnership, each general partner of Maker shall be jointly and severally liable hereunder. and each such general partner hereby waives any requirement of law that in the event of a default hereunder Payee exhaust any assets of Maker before proceedings against such general partner’s assets.

5.7. NO ORAL AGREEMENTS. THIS NOTE AND ALL THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT OF MAKER AND PAYEE AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE. The provisions of this Note and the Loan Documents may be amended or revised only by an instrument in writing signed by the Maker and Payee.

EXECUTED as of the date and year first above written.

MAKER:

PLAINS CAPITAL CORPORATION,
a Texas corporation

By:	/s/ Jeff Isom
Name:	Jeff Isom
Title:	CFO